EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, Interim CFO

Joe Hayek, Executive VP, Corporate Development and Investor Relations

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS RECORD FIRST QUARTER RESULTS

Consolidated First Quarter Highlights:

•	Net sales were a Q1 record $336.6 million, up 31% year-over-year (YOY).
•	Gross profit was a Q1 record $45.3 million, up 43% YOY.
•	Gross profit margin for the quarter was 13.5% vs. 12.4% in Q1 2007.
•	Operating profit was a Q1 record $6.2 million, up 52% YOY.
•	Operating profit margin for the quarter was 1.8% vs. 1.6% in Q1 2007.
•	Diluted EPS for the quarter was $0.21 per share, up 50% YOY.

Torrance, California –April 24, 2008 — PC Mall, Inc. (NASDAQ:MALL - news) today reported record first quarter financial results. Consolidated net sales for Q1 2008 were $336.6 million, a $79.8 million or 31% increase from consolidated net sales of $256.8 million in Q1 2007. Net income for Q1 2008 was $3.0 million, a $1.1 million or 60% increase from net income of $1.9 million in Q1 2007, resulting in diluted earnings per share of $0.21 in Q1 2008 compared with $0.14 for Q1 2007.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “I am very pleased to report another record first quarter for PC Mall. In a challenging macro-environment, we performed extremely well, and I sincerely appreciate the continuing efforts of the entire PC Mall team. In addition to achieving record results, during the quarter we also strategically added account executives in many areas of our business in an effort to position us for future growth. We are excited about our overall performance across our reportable operating segments, which we have realigned in Q1 2008 following the completion of our recent acquisition of SARCOM in September 2007. This realignment is designed in part to further intensify our focus on optimizing growth and profitability.”

In the first quarter of 2008, we changed the way we internally look at the business, and realigned our reportable operating segments from two segments (previously Core business and OnSale.com) to four segments that we now refer to as SMB, MME, Public Sector and Consumer. A description of each of our new segments is provided below. We will include corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise allocated to our reportable operating segments in Corporate and Other. We assign resources to and evaluate the performance of our segments based on operating income. All historical segment financial information provided in this release has been revised to reflect these new reportable operating segments.

Consolidated Results

Our consolidated net sales for Q1 2008 were $336.6 million, a $79.8 million or 31% increase from consolidated net sales of $256.8 million in Q1 2007. The sales increase was primarily due to a $66.7 million increase in our MME net sales, as well as a $10.2 million increase in our Consumer net sales and a $9.7 million increase in our Public Sector net sales, partially offset by a $6.7 million decrease in our SMB net sales, as discussed below. Consolidated gross profit for Q1 2008 was $45.3 million compared to $31.8 million in Q1 2007, a $13.5 million or 43% increase. Consolidated gross profit margin was 13.5% in Q1 2008 compared to 12.4% in Q1 2007. Consolidated operating profit for Q1 2008 was $6.2 million compared to $4.0 million in Q1 2007, a $2.2 million or 52% increase. Consolidated operating profit margin for Q1 2008 was 1.8% compared to 1.6% in Q1 2007.

Segment Results

SMB

Our SMB segment consists of sales made through our PC Mall Sales, Inc. subsidiary, primarily to small and medium-sized businesses. Q1 2008 net sales for our SMB segment were $130.6 million, a $6.8 million, or 5% decrease. We believe this decrease resulted primarily from more cautious purchasing by small businesses in North America and a reduction of volume iPod sales to certain customers.

Gross profit for SMB increased by $0.7 million, or 5%, to $16.1 million in Q1 2008 compared to $15.4 million in Q1 2007, and gross profit margin increased by 110 basis points to 12.3% in Q1 2008 compared to 11.2% in Q1 2007. These increases in SMB gross profit and gross profit margin resulted primarily from a stronger product mix of higher margin solutions and better price management by our account executives.

Operating profit in Q1 2008 for SMB increased 2% to $7.8 million compared to $7.6 million in Q1 2007. The increase was due primarily to the increase in gross profit and reductions in advertising and variable expenses, offset by an increase in SMB personnel costs due to an investment in SMB account executive headcount for future growth, a reduction in our Canadian labor subsidy under the new program which began in January 2008 and a weakening in the U.S. dollar.

MME

Our MME segment consists of sales made through our SARCOM, Inc. and Wareforce Corp. subsidiaries, made primarily to mid-market and enterprise sized businesses under the SARCOM, Wareforce and Abreon brands. Q1 2008 net sales for our MME segment were $102.9 million compared to $36.2 million in Q1 2007, an increase of $66.7 million or 184%. This increase was due primarily to the inclusion of SARCOM results in Q1 of 2008, and strong growth in our combined MME business. Excluding the impact of the SARCOM acquisition in Q1 2008, net sales in our MME business increased 19% to $43.0 million from $36.2 million.

Gross profit for MME increased by $12.0 million, or 214%, to $17.6 million in Q1 2008 compared to $5.6 million in Q1 2007, and gross profit margin increased by 170 basis points to 17.1% in Q1 2008 compared to 15.4% in Q1 2007. The increase in MME gross profit was due primarily to the increase in MME sales during Q1 2008 as discussed above. The increase in MME gross profit margin was due to a favorable increase in the mix of services in Q1 2008 and an increase in sales of certain software licenses by SARCOM, which are recorded on a net basis.

MME operating profit in Q1 2008 increased 147% to $3.4 million compared to $1.4 million in Q1 2007. The improvement was due to the increase in MME gross profit discussed above, partially offset by a $7.5 million increase in MME personnel costs which was due primarily to the addition of SARCOM personnel, as well as investment in sales account executives in our legacy MME business.

Public Sector

Our Public Sector segment consists of sales made through our PC Mall Gov, Inc. subsidiary, made primarily to federal, state, and local governments, as well as educational institutions. Q1 2008 net sales for our Public Sector segment were $35.2 million compared to $25.5 million in Q1 2007, an increase of $9.7 million or 38%. This increase was due primarily to recent contract wins and increased productivity of our account executives serving the government sector.

Gross profit for our Public Sector segment increased by $0.6 million, or 19%, to $3.6 million in Q1 2008 compared to $3.0 million in Q1 2007, and gross profit margin decreased by 170 basis points to 10.3% in Q1 2008 compared to 12.0% in Q1 2007. The increase in our Public Sector gross profit was due primarily to the increase in sales discussed above. The decrease in our Public Sector gross profit margin in Q1 2008 was primarily the result of a loss of a contract under which we provided higher margin contractual licensing products which we record on a net basis.

Operating profit in Q1 2008 for our Public Sector segment increased 11% to $0.84 million compared to $0.76 million in Q1 2007. The improvement was due to the increase in gross profit discussed above, partially offset by an increase in personnel costs.

Consumer

Our Consumer segment consists of sales made through our consumer subsidiary primarily to consumer customers under our MacMall and Onsale brands. Q1 2008 net sales for our Consumer segment were $67.8 million compared to $57.6 million in Q1 2007, an increase of $10.2 million or 18%. This increase was due primarily to the overall strength in the Apple market and our more aggressive consumer promotions. Sales to very small businesses (VSB) under the MacMall brand, which were reported in prior periods as part of commercial sales, are now included in the Consumer segment. These VSB sales were $9.4 million in Q1 2008 compared to $9.0 million in Q1 2007.

Gross profit for our Consumer segment increased by $0.3 million, or 3%, to $8.0 million in Q1 2008 compared to $7.7 million in Q1 2007, and gross profit margin decreased by 160 basis points to 11.8% in Q1 2008 compared to 13.4% in Q1 2007. The decrease in our Consumer gross profit margin in the current quarter was primarily the result of increased sales of lower margin consumer CPUs and increased promotional activities in the quarter.

Operating profit in Q1 2008 for our Consumer segment increased 9% to $2.8 million compared to $2.6 million in Q1 2007 primarily due to the increase in gross profit.

Consolidated Balance Sheet

We had cash and cash equivalents of $4.7 million at March 31, 2008 compared to $6.6 million at December 31, 2007. Accounts receivable at March 31, 2008 of $148.4 million decreased by $11.0 million from December 31, 2007, primarily due to a decrease in receivables from our government customers. Our inventory of $52.4 million at March 31, 2008 represents a decrease of $12.2 million from December 31, 2007. Accounts payable decreased by $30.8 million from December 31, 2007, primarily due to timing of vendor payables. Outstanding borrowings under our line of credit increased by $4.4 million net to $58.3 million at March 31, 2008 from December 31, 2007.

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
	Net Sales	Gross Profit	Operating Profit	Net Sales	Gross Profit	Operating Profit
SMB	$130,649	$16,094	$7,804	$137,388	$15,357	$7,635
MME	102,920	17,588	3,389	36,236	5,596	1,372
Public Sector	35,201	3,618	844	25,478	3,046	757
Consumer	67,843	7,977	2,795	57,639	7,712	2,556
Corporate & Other	14	58	(8,682)	39	101	(8,280)
Consolidated	$336,627	$45,335	$6,150	$256,780	$31,812	$4,040

	Three Months Ended March 31,		Three Months Ended December 31,
Average Account Executive Headcount By Segment(1):	2008	2007	2007
SMB	411	374	371
MME	152	64	144
Public Sector	99	80	92
Consumer	125	125	136
Total	787	643	743

(1) Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

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Conference Call

Management will hold a conference call on Thursday, April 24, 2008 at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss first quarter results. To listen to PC Mall management’s discussion of first quarter 2008 results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available from noon ET following the call until May 15, 2008 and can be accessed by calling: (888) 286-8010 and inputting pass code 75194589.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, founded in 1987, is a value added direct marketer of technology products, services and solutions, to businesses, government and educational institutions and individual consumers. We offer our products, services and solutions through dedicated account executives, various direct marketing techniques, and three retail stores. We also utilize distinctive full-color catalogs under the PC Mall, MacMall and PC Mall Gov brands and our websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, wareforce.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to our focus on optimizing growth and profitability. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customers and/or a downturn in the economy; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our recent acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; litigation by or against us; availability of financing, including availability under our existing credit lines; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part I of our Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Net Sales	$336,627	$256,780
Cost of goods sold	291,292	224,968
Gross profit	45,335	31,812
Selling, general and administrative expenses	39,185	27,772
Operating profit	6,150	4,040
Interest expense, net	1,213	927
Income before income taxes	4,937	3,113
Income tax expense	1,941	1,245
Net income	$2,996	$1,868

Basic and Diluted Earnings Per Common Share
Basic	$0.23	$0.15
Diluted	0.21	0.14
Weighted average number of common shares outstanding:
Basic	13,269	12,382
Diluted	13,999	13,555

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,690	$6,623
Accounts receivable, net of allowances of $4,150 and $4,653	148,396	159,362
Inventories, net	52,357	64,515
Prepaid expenses and other current assets	9,646	9,233
Deferred income taxes	4,706	4,698
Total current assets	219,795	244,431
Property and equipment, net	8,717	8,958
Deferred income taxes	2,573	2,728
Goodwill	25,849	26,912
Intangible assets, net	12,660	12,024
Other assets	1,144	1,182
Total assets	$270,738	$296,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,948	$110,786
Accrued expenses and other current liabilities	26,258	29,150
Deferred revenue	13,445	12,563
Line of credit	58,273	53,893
Note payable – current	775	775
Total current liabilities	178,699	207,167
Note payable and other long-term liabilities	4,387	4,644
Total liabilities	183,086	211,811
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 13,690,765 and 13,676,765 shares issued; and 13,274,087 and 13,260,087 shares outstanding, respectively	14	14
Additional paid-in capital	98,287	97,869
Treasury stock, at cost: 416,678 shares	(1,015)	(1,015)
Accumulated other comprehensive income	807	993
Accumulated deficit	(10,441)	(13,437)
Total stockholders’ equity	87,652	84,424
Total liabilities and stockholders’ equity	$270,738	$296,235